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                                                                    Exhibit 3(A)

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                         THE ELDER-BEERMAN STORES CORP.



                                    ARTICLE I
                                    ---------

         The name of the corporation is The Elder-Beerman Stores Corp. (the "Corporation").


                                   ARTICLE II
                                   ----------

         The place in the State of Ohio where the Corporation's principal office is located is the City of Moraine, Montgomery County.


                                   ARTICLE III
                                   -----------

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.


                                   ARTICLE IV
                                   ----------

         A. AUTHORIZED CAPITAL STOCK. The Corporation is authorized to issue 30,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, without par value ("Common Stock"), and 5,000,000 shares of preferred stock, without par value ("Preferred Stock").

         B. PREFERRED STOCK. The Board of Directors shall have authority to issue Preferred Stock from time to time in one or more classes or series. The express terms of shares of a different series of any particular class shall be identical except for such variations as may be permitted by law. Without limiting the generality of the foregoing, the initial classes of Preferred Stock shall be designated Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock. Subject to such express terms as may hereafter be adopted by the Board of Directors, the voting rights of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock shall be follows:

            1. Each holder of Class A Preferred Stock shall be entitled to 100 votes per share and, except as otherwise required by law, shall vote together with the Common Stock as a single class on all matters properly submitted to a vote at a meeting of the shareholders.

            2. Each holder of Class B Preferred Stock shall be entitled to one vote per share and, except as otherwise required by law, shall vote together with the


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     Common Stock as a single class on all matters properly submitted to a vote at a meeting of shareholders.

            3. Holders of Class C Preferred Stock shall have no voting rights.


                                    ARTICLE V
                                    ---------

         The Board of Directors shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board of Directors to adopt amendments to these Amended Articles of Incorporation to fix or change the express terms of any unissued or treasury shares of any class, including, without limiting the generality of the foregoing: division of such shares into series and the designation and authorized number of shares of each series; voting rights of such shares (to the extent now or hereafter permitted by law); dividend or distribution rate; dates of payment of dividends or distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of the same series or any other class or series; all as may be established by resolution of the Board of Directors from time to time (collectively, a "Preferred Stock Designation").


                                   ARTICLE VI
                                   ----------

         Except as may be provided in any Preferred Stock Designation, holders of shares of capital stock of the Corporation shall not be entitled to cumulative voting rights in the election of directors.


                                   ARTICLE VII
                                   -----------

         Except as may be provided in any Preferred Stock Designation, no holder of any shares of capital stock of the Corporation shall have any preemptive right to acquire any shares of unissued capital stock of any class or series, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.


                                  ARTICLE VIII
                                  ------------

         The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire capital stock of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in any Preferred Stock Designation at the time of such purchase or acquisition.

                                   ARTICLE IX
                                   ----------

         Except as may be provided in any Preferred Stock Designation, the Board of Directors shall consist of not less than eight nor more than 11 directors, as shall be fixed from time to time in the



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manner provided in the Amended Code of Regulations of the Corporation. The
directors, other than those who may be expressly elected by virtue of the terms of any Preferred Stock Designation, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in size as possible and consisting of not less than three directors in each class, designated Class I, Class II, and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of shareholders to be held in 1999; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of shareholders to be held in 2000; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of shareholders to be held in the year 2001, with the members of each class to hold office until their successors are elected. Except as may be otherwise provided in any Preferred Stock Designation, at each annual meeting of shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Except as provided otherwise in any Preferred Stock Designation, directors may be elected by the shareholders only (i) at an annual meeting of shareholders or (ii) at a special meeting of shareholders called for that purpose if (a) no annual meeting is held, (b) an annual meeting is held but directors are not elected at such annual meeting, or (c) the shareholders increase the number of directors. Neither the holding of a special meeting of shareholders nor the election of directors at a special meeting of shareholders will, by itself, shorten the term of any incumbent director. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of shareholders at which directors are to be elected. For purposes of these Amended Articles of Incorporation, "voting power of the Corporation" means the aggregate voting power of (1) all the outstanding shares of Common Stock of the Corporation and (2) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, and any qualifications, limitations or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.


                                    ARTICLE X
                                    ---------

         Notwithstanding anything to the contrary contained in these Amended Articles of Incorporation, the affirmative vote of the holders of at least 72% of the voting power of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with,
Article VI, Article VII, Article VIII, Article IX or this Article X; PROVIDED, HOWEVER, that this Article X shall not alter the voting entitlement of shares that, by virtue of any Preferred Stock Designation, are expressly entitled to vote on any amendment to these Amended Articles of Incorporation.


                                   ARTICLE XI
                                   ----------

         Notwithstanding anything to the contrary in these Amended Articles of Incorporation, the Corporation shall not issue any nonvoting equity securities to the extent prohibited by Section 1123



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of the United States Bankruptcy Code as in effect on the effective date of the
Plan of Reorganization of the Corporation and certain of its affiliated debtors, duly confirmed by the Bankruptcy Court in Jointly Administered Case No. 95-33643; PROVIDED, HOWEVER, that this Article XI (a) shall have no further force and effect beyond that required under Section 1123 of the United States Bankruptcy Code, (b) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.


                                   ARTICLE XII
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         Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Amended Articles of Incorporation in the office of the Secretary of State of Ohio.


                                  ARTICLE XIII
                                  ------------

         These Amended Articles of Incorporation supersede the Corporation's existing Articles of Incorporation and all prior amendments thereto.


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